Exhibit 10.1

EXECUTIVE TRANSITION, SEPARATION, AND RELEASE OF CLAIMS AGREEMENT

This Executive Transition, Separation, and Release of Claims Agreement (the “Agreement”) is made as of December 7, 2022 (the “Effective Date”) by and between Inozyme Pharma, Inc. (the “Company”) and Henric Bjarke (the “Executive”) (together, the “Parties”).

WHEREAS, the Company and the Executive are parties to that certain Letter Agreement dated as of June 30, 2020 (the “Letter Agreement”), under which the Executive currently serves as Senior Vice President and Chief Operating Officer of the Company;

WHEREAS, the Parties desire to establish mutually agreeable terms for the Executive’s transition and separation from employment with the Company; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due to the Executive in connection with his transition and separation from employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Separation Date; Resignation from Position(s); Transition Period(a) The Executive’s effective date of separation from employment with the Company will be December 31, 2022 (the “Separation Date”). The Executive hereby resigns as of the Separation Date from his position as Senior Vice President and Chief Operating Officer of the Company and from any and all other positions he holds as an officer of the Company or as an officer or director of any subsidiary or affiliate of the Company, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company. Notwithstanding the foregoing, the Company retains the right to immediately terminate the Executive’s employment prior to December 31, 2022 for Cause (as defined in the Letter Agreement, except that, for purposes of this Agreement, references in such definition to “the Letter Agreement” shall be construed as referencing this Agreement) and, in such event, or in the event that the Executive resigns his employment for any reason prior to December 31, 2022, the date of such earlier termination shall become the Separation Date.

(b) As of the Effective Date, the Letter Agreement will terminate and be of no further force or effect; provided, however, for the avoidance of doubt, that the Executive’s Restrictive Covenant Agreement (as defined in the Letter Agreement) shall remain in full force and effect both during the Transition Period (as defined below) and thereafter.

(c) The period between the Effective Date and the Separation Date will be a transition period (the “Transition Period”). During the Transition Period, the Executive will continue to perform his regular duties as Senior Vice President and Chief Operating Officer on a full-time basis consistent with his position and use his best efforts to professionally, timely and cooperatively perform such duties, as well as such additional transition duties as may be requested by and at the direction of the Company or its Board of Directors (the “Board”) (including, without limitation, assisting with the transition of the Executive’s duties and responsibilities to other individuals). During the Transition Period, the Executive will continue to receive his current base salary, to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans) and to be entitled to paid time off in accordance with Company policy. For the avoidance of doubt, the Executive will be required to continue to perform his duties primarily in the Company’s offices in Massachusetts, and, in addition, the Company agrees that it will reimburse the Executive for reasonable travel expenses associated with traveling between his home and the Company’s offices in Massachusetts, with such travel and reimbursement to be consistent with Company policy, and will permit the Executive to stay in the Company’s corporate apartment for reasonable periods of time during such visits.

(d) In connection with the Executive’s separation from employment, the Executive shall be paid, in accordance with applicable law and the Company’s regular payroll practices, all unpaid base salary earned through the Separation Date, any amounts for accrued unused paid time off to which the Executive is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through such date (together, the “Accrued Obligations”). As of the Separation Date, all salary payments from the Company will cease and any benefits the Executive had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement. For the avoidance of doubt, in the event of the Executive’s termination for Cause prior to December 31, 2022, or if the Executive resigns his employment for any reason prior to December 31, 2022, the Executive will receive only the Accrued Obligations, and will not be eligible for or entitled to the Consideration (as defined below) or any other payments or benefits following such termination.

2.

Consideration – In consideration of the Executive’s entering into and abiding by the commitments and obligations set forth in this Agreement, and provided the Executive (i) signs and returns this Agreement on the Effective Date, (ii) continues employment through the Separation Date in accordance with the terms hereof, (iii) does not resign for any reason and is not terminated for Cause by the Company, (iv) signs and returns the Additional Release of Claims attached to this Agreement as Attachment A (the “Additional Release”) no earlier than the Separation Date but by the later of the Separation Date and the twenty-second (22nd) day after the Receipt Date (as defined below), and does not timely revoke such Additional Release (as described therein), and (v) complies with the terms of this Agreement, the Additional Release, and the Restrictive Covenant Agreement, the Company will provide the Executive with the following consideration (the “Consideration”), the payment of which shall be subject to the provisions of Appendix A to the Letter Agreement (except that, for purposes of this Agreement, references in such Appendix A to the “Letter Agreement” shall be construed as referencing this Agreement):

(a) Severance Benefits – The Company will pay to the Executive as severance pay three hundred forty-three thousand nine hundred sixty-one dollars and eleven cents ($343,961.11) less all applicable taxes and withholdings (an amount equivalent to nine (9) months of the Executive’s current base salary). This severance pay will be paid in substantially equal installments in accordance with the Company’s regular payroll practices, and payments shall begin in the Company’s first payroll period following July 1, 2023 or, if later, the date that Executive has a “separation from service” with the Company (as defined under Section 409A of the Internal Revenue Code and the guidance issued thereunder); provided, however, that if the Consultation Period (as defined in the Consulting Agreement referenced below) is terminated prior to the Expiration Date (as defined in the Consulting Agreement), payments shall begin in the Company’s first payroll period following such termination of the Consultation Period. In addition, should the Executive timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) nine (9) months following the Separation Date, and (y) the date upon which the Executive commences full-time employment (or employment that provides the Executive with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company. If applicable, the remaining balance of any premium costs shall be timely paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for and elects to continue receiving COBRA continuation. The Executive agrees that, should he commence full-time employment (or employment that provides him with eligibility for healthcare benefits substantially comparable to those provided by the Company) prior to the date that is nine (9) months following the Separation Date, he will so inform the Company in writing within five (5) business days of such commencement.

(b) Consulting Agreement – On the Effective Date, the Company and the Executive shall also enter into a consulting agreement in the form attached to this Agreement as Attachment B (the “Consulting Agreement”). It is understood that, during the Consultation Period, as defined in the Consulting Agreement, the Executive’s equity awards that vest solely based on the passage of time shall continue to vest and become free from forfeiture through the Consultation Period, and shall remain exercisable, in accordance with the applicable award agreement(s) and equity plan(s), provided, however, that to the extent that the Executive complies with his obligations under this Agreement and the Consulting Agreement, (i) effective as of the Expiration Date (as defined in the Consulting Agreement), the vesting of the stock option granted by the Company to Executive in February 2022 shall accelerate with respect to 50,000 unvested shares, and (ii) any vested options granted at any time by the Company to Executive that remain outstanding at the end of the Consultation Period (including those for which vesting accelerated pursuant to the previous clause (i)) shall remain exercisable until the earlier of (x) one (1) year following the end of the Consultation Period and (y) the original expiration date of such option, with all such options otherwise remaining subject to the terms and conditions of the applicable award agreement(s) and equity plan(s). For the avoidance of doubt, as of the Effective Date, each such stock option shall be treated as a nonqualified stock option for tax purposes even if that option was intended to be an incentive stock option.

Other than the Consideration and the Accrued Obligations, the Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date, including, for the avoidance of doubt, any severance benefits pursuant to the Letter Agreement.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its past and present affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to the Executive’s employment with or separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Letter Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise (except for any such interests that continue to vest during the Transition Period due to the Executive’s continued employment during such period, or during the period the Executive is providing services under the Consulting Agreement); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent the Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and the Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), or (ii) deprive the Executive of any rights the Executive may have to be indemnified by the Company as provided in any agreement between the Company and the Executive or pursuant to the Company’s Certificate of Incorporation or by-laws.

4.

Continuing Obligations – The Executive acknowledges and reaffirms his obligation, except as otherwise permitted by Section 8 below, both during the Transition Period and thereafter, to keep confidential and not to use or disclose any and all non-public information concerning the Company acquired by him during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. The Executive also acknowledges all of his continuing obligations pursuant to the Restrictive Covenant Agreement, which survive his separation from employment with the Company and shall remain in full force and effect.

5.

Non-Disparagement– The Executive understands and agrees that, except as otherwise permitted by Section 8 below, he will not, either during the Transition Period or thereafter, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of the other Released Parties that are known, or should be known, by Executive to be Released Parties, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. The Company will instruct its officers and all members of its Board of Directors that they shall not, either during the Transition Period or thereafter, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, to any person or entity concerning Executive; provided, however, that the foregoing shall not be construed as requiring an instruction that any person refrain from making any statement concerning Executive in connection with any legitimate business need and/or to comply with or satisfy their or the Company’s disclosure, reporting or other obligations under applicable law.

6.

Return of Company Property – The Executive agrees that, no later than the Separation Date (or at such earlier or later time as may be requested in writing by the Company), he will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in his possession or control, and that he will leave intact all, and will not otherwise not destroy, delete, or make inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment. The Executive further agrees that, except as he may be specifically instructed otherwise by the Company’s Chief Executive Officer, he will not (a) retain any copies in any form or media; (b) maintain access to any copies in any form, media, or location; (c) store any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to him; or (d) send, give, or make accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. The Executive further agrees that, except as he may be specifically instructed otherwise by the Company’s Chief Executive Officer, he will, no later than the Separation Date (or at such earlier or later time as may be requested in writing by the Company) cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.

Confidentiality – The Executive understands and agrees that, except as otherwise permitted by Section 8 below, the contents of the negotiations and discussions resulting in this Agreement and the Additional Release shall be maintained as confidential by the Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

8.

Scope of Disclosure Restrictions – Nothing in this Agreement, the Additional Release, or elsewhere prohibits the Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. The Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege.

Further, notwithstanding the Executive’s confidentiality and nondisclosure obligations, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.

Cooperation – The Executive agrees that, to the extent permitted by law, he shall cooperate fully with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. The Executive’s full cooperation hereunder shall include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into his possession. The term “cooperation” does not mean that the Executive must provide information that is favorable to the Company; it means only that the Executive will provide truthful information within his knowledge and possession upon request of the Company. The Company will reimburse the Executive for all reasonable and documented travel expenses that he incurs at the Company’s request to comply with this paragraph and, (i) if the Company requests cooperation hereunder after the Consultation Period has ended, (ii) such post-Consultation Period cooperation exceeds, in the aggregate, five (5) hours of Executive’s time, and (iii) the Company has requested such additional hours of cooperation in writing, compensate Executive for such additional hours at the rate of three hundred and fifty dollars ($350.00) per hour; provided, however, that the Company will not compensate Executive for any time spent testifying in any arbitration, trial, judicial proceeding, administrative hearing or other proceeding. The Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.

Amendment and Waiver – This Agreement and the Additional Release, upon their respective effective dates, shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement and the Additional Release are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.

Validity – Should any provision of this Agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Additional Release.

12.

Nature of Agreement – Both Parties understand and agree that this Agreement, including the Additional Release, is a transition, separation and release of claims agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or the Executive.

13.

Acknowledgments – The Executive acknowledges that he was initially presented with this Agreement on December 2, 2022 (the “Receipt Date”). The Executive acknowledges that he has been given a reasonable amount of time to consider this Agreement, and at least twenty-one (21) days from the Receipt Date to consider the Additional Release (such 21-day period, the “Consideration Period”), and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release. The Executive further acknowledges and agrees that any changes made to this Agreement, the Additional Release, or any exhibits or attachments hereto following his initial receipt of such documents on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. The Executive understands that he may revoke the Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and that the Additional Release shall not be effective or enforceable until the expiration of the seven (7) day revocation period (the day immediately following expiration of such revocation period, the “Additional Release Effective Date”). The Executive understands and agrees that by entering into the Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he will have received consideration beyond that to which he was previously entitled. The Executive further understands that he will not be eligible to receive the Consideration unless he timely signs, returns, and does not revoke the Additional Release.

14.

Voluntary Assent – The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and that he has had the opportunity to consult with counsel of his own choosing. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.

Governing Law – This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Each of the Company and the Executive hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the Commonwealth of Massachusetts, or if appropriate, the United States District Court for the District of Massachusetts (which courts, for purposes of this Agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement and the Additional Release or the subject matter thereof.

16.

Entire Agreement – This Agreement, including the Additional Release, the Consulting Agreement, and the Restrictive Covenant Agreement, contain and constitute the entire understanding and agreement between the Parties hereto with respect to the Executive’s transition and separation from the Company, and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Letter Agreement.

17.

Tax Acknowledgement – The Company shall have the right to withhold and remit to the applicable tax authorities any amounts it believes are required to be withheld by the Company under applicable law (including, without limitation, any amounts required to comply with Swiss tax law). Notwithstanding the foregoing, the Executive shall be solely responsible for any self-assessment and remittance of Swiss social security, Swiss income, or other U.S., Swiss, or other taxes. The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any payments made by the Company to the Executive. The Executive further agrees and acknowledges that he shall indemnify and hold harmless the Company with respect to any Swiss taxes and/or tax liability (including, without limitation, social security, income, and employment related taxes) that may arise for the Executive or the Company as a result of his residency and performance of services in Switzerland, whether pursuant to this Agreement or the Consulting Agreement attached as Attachment B, including, for the avoidance of doubt, with respect to the vesting and/or exercise of Company stock options or other equity awards.

18.

Counterparts – This Agreement and the Additional Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

INOZYME PHARMA, INC.

By:	/s/ Axel Bolte	Date: 12/7/2022
Name:	Axel Bolte
Title:	President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given a reasonable amount of time to consider this Agreement and I have chosen to execute this on the date below. I further understand that my receipt of the Consideration is contingent upon my timely execution, return and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Additional Release and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.

HENRIC BJARKE

/s/ Henric Bjarke	Date: 12/7/2022

[Signature Page to Transition, Separation and Release of Claims Agreement]

ATTACHMENT A

ADDITIONAL RELEASE OF CLAIMS

This Additional Release of Claims (this “Additional Release”) is made by the Executive as of the date set forth opposite his signature below. Capitalized terms used but not defined herein have the meanings set forth in the Executive Transition, Separation, and Release of Claims Agreement to which this Additional Release is attached as Attachment A (the “Agreement”).

WHEREAS, the Executive’s Separation Date has occurred on or prior to the execution of this Additional Release; and

WHEREAS, the Executive is entering into this Additional Release in accordance with the terms and conditions set forth in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

1. Release – In exchange for the Consideration set forth in the Agreement, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its past and present affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with or separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise (except for any such interests that continue to vest during the period the Executive is providing services under the Consulting Agreement); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent the Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and the Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), or (ii) deprive the Executive of any rights the Executive may have to be indemnified by the Company as provided in any agreement between the Company and the Executive or pursuant to the Company’s Certificate of Incorporation or by-laws.

2. Return of Company Property – The Executive confirms that, except as he has been specifically instructed otherwise by the Company’s Chief Executive Officer, he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in his possession or control, and that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment. The Executive further confirms that, except as he has been specifically instructed otherwise by the Company’s Chief Executive Officer, he has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. The Executive further confirms that, except as he has been specifically instructed otherwise by the Company’s Chief Executive Officer, he has canceled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

3. Business Expenses; Final Compensation – The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. The Executive further acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond the Consideration.

4. Time for Consideration; Acknowledgments – The Executive acknowledges that, in order to receive the Consideration, he must sign and return this Additional Release no earlier than the Separation Date but by the later of the Separation Date and the twenty-second (22nd) day after the Receipt Date and he must continue to comply with his obligations under the Restrictive Covenant Agreement. The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Additional Release. The Executive understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. In the event the Executive executes this Additional Release after the Separation Date but prior to the twenty-second (22nd) day after the Receipt Date, he acknowledges that such decision is entirely voluntary and that he has had the opportunity to consider such release until the end of the twenty-one (21) day period. The Executive understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled. For the avoidance of doubt, this Additional Release supplements, and in no way limits, the Agreement.

5. Voluntary Assent – The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. The Executive further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act. The Executive hereby provides this Additional Release as of the date below and acknowledges that he will not be entitled to receive the Consideration set forth in the Agreement unless this Additional Release becomes effective and enforceable.

I hereby provide this Additional Release as of the current date and acknowledge that the execution of this Additional Release is in further exchange for the Consideration, to which I acknowledge I would not be entitled if I did not enter into this Additional Release. I intend that this Additional Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

HENRIC BJARKE
Date: ____________________

To be signed and returned no earlier than the Separation Date but by the later of the Separation Date and the twenty-second (22nd) day after the Receipt Date.

ATTACHMENT B

CONSULTING AGREEMENT

Incorporated by reference to Exhibit 10.2 of this Current Report on Form 8-K filed with the Securities Exchange Commission on December 8, 2022